EXHIBIT 4.26

AMENDMENT TO THE AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT

This Amendment (this “Amendment”) is entered into this 21st day of April 2010 (the “Amendment Effective Date”) by and between Ikaria Development Subsidiary One LLC, a Delaware limited liability company with a place of business at 6 Route 173, Clinton, NJ, 08809 USA (“Ikaria”), and BiolineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158 Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLine Rx”) . This Amendment amends the Amended and Restated License and Commercialization Agreement entered into by and between Ikaria and BioLineRx dated as of the 26th day of August 2009 (the “Agreement”). Any defined term used in this Amendment not expressly defined herein shall have the meaning ascribed thereto in the Agreement.

1. Modification of Payee. All payments to be made under the Agreement shall be made to BiolineRx Ltd. or any Third Party assignee of BioLineRx Ltd. permitted under Section 10.4 of the Agreement.

2. Modification of Assignment. The last two sentences of Section 10.4 of the Agreement are hereby amended and restated as follows:

“BioLineRx Ltd. may assign its right to receive payments hereunder to a Third Party, in its sole discretion, provided that BioLineRx Ltd. provides Ikaria with prior written notice of the assignment and the name and address of the assignee. Any such Third Party assignee may not further assign the right to receive payments hereunder without providing Ikaria with prior written notice of the assignment and the name and address of the assignee. Ikaria shall maintain a written record of any such assignments. The parties intend that this Agreement shall be considered to be in “registered form” as defined in United States Treasury Regulations Section 5f.103-1(c). BiolineRx shall not otherwise be permitted to assign this Agreement, in whole or in part, without the prior written consent of Ikaria, which approval shall not be unreasonably withheld, conditioned, or delayed. Any assignment in contravention of this Section 10.4 shall be null and void.”

3. Ratification of Agreement. Except as set forth in this Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect. This Amendment is hereby integrated into and made a part of the Agreement.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be effective as of the Amendment Effective Date, and all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

5. Execution and Delivery. This Amendment shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto.

Acknowledged and Agreed to:

BIOLINERX LTD.			IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

Signature	By:	/s/ Kinneret L. Savitsky	Signature	By:	/s/ Matthew M. Bennett
Printed Name		Kinneret L. Savitsky	Printed Name		Matthew M. Bennett
Title		CEO	Title		Vice President and Secretary
		April 21, 2010			April 21, 2010

Signature	By:	/s/ Philip Serlin
Printed Name		Philip Serlin
Title		CFO
April 21, 2010

BIOLINE INNOVATIONS JERUSALEM L.P., BY ITS GENERAL PARTNER BIOLINE INNOVATIONS JERUSALEM, LTD.

Signature	By:	/s/ Kinneret L. Savitsky
Printed Name		Kinneret L. Savitsky
Title		CEO
April 21, 2010

Signature	By:	/s/ Philip Serlin
Printed Name		Philip Serlin
Title		CFO
April 21, 2010